Exhibit 3.1

CORRECTED CERTIFICATE

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RUMBLE INC.

Dated March 30, 2023

Rumble Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The present name of the Corporation is Rumble Inc. The Corporation was previously known as “CF Acquisition Corp. VI” and, prior thereto, as “CF Finance Acquisition Corp. V”.

2. The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed in the office of the Secretary of State of the State of Delaware on September 15, 2022, and the Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The Certificate so filed is an inaccurate record of the corporate action referred to therein in that, due to certain scrivener’s errors, the Certificate contained obsolete language that did not fully match the form of the Corporation’s amended and restated certificate of incorporation that was approved at a special meeting of the Corporation’s stockholders held on September 15, 2022, as set forth in the Corporation’s proxy statement/prospectus dated August 11, 2022.

4. Accordingly, Sections 4.1(c), 4.3(a)(iii), 7.1(b), 7.2, 7.3, 8.1, 8.2 and Articles XIII and XV of the Certificate are hereby corrected and the Certificate is restated so as to read in its entirety as set forth on Exhibit A hereto.

IN WITNESS WHEREOF, the undersigned has executed this Corrected Certificate of Second Amended and Restated Certificate of Incorporation this 30th day of March, 2023.

RUMBLE INC.

By:	/s/ Michael Ellis
Name:	Michael Ellis
Title:	General Counsel and Corporate Secretary

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CF ACQUISITION CORP. VI

Dated September 15, 2022 and

Effective as of September 16, 2022

CF Acquisition Corp. VI, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The original name of the Corporation was “CF Finance Acquisition Corp. V,” which subsequently changed to “CF Acquisition Corp. VI.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 17, 2020 (the “Original Certificate”). The certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on October 1, 2020.

2. An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 18, 2021 (the “Existing Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which changes the name of the Corporation to “Rumble Inc.” and amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4. This Second Amended and Restated Certificate shall become effective at 12:01 a.m., Eastern time, on September 16, 2022, which is the day immediately following the date of filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware.

5. The text of the Existing Certificate is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I
NAME

Section 1.1 Name. The name of the Corporation is Rumble Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III
PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock; Rights and Options.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,000,000,000 shares, consisting of: (i) 20,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 700,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) 170,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and (iv) 110,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D Common Stock” and, together with the Class A Common Stock and the Class C Common Stock, the “Common Stock”).

(b) The number of authorized shares of any of the Preferred Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or issuable upon the exchange of other classes of capital stock of the Company or other securities of the Company that are exchangeable for or convertible into shares of any such class or series of capital stock of the Corporation) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, the Class A Common Stock, the Class C Common Stock or Class D Common Stock shall be required therefor, except as otherwise expressly provided in this Amended and Restated Certificate (including pursuant to any certificate of designation relating to any series of Preferred Stock).

(c) Subject to the DGCL and the other terms of this Amended and Restated Certificate, on or following the Effective Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Amended and Restated Certificate. Following the Effective Date, the Corporation shall not issue any shares of Class C Common Stock except in connection with the exchange of Company Common Shares (as defined in the BCA) for ExchangeCo Exchangeable Shares and shares of Class C Common Stock pursuant to the Arrangement or as contemplated under Section 4.3(d). Following the Effective Date, the Corporation shall not issue any shares of Class D Common Stock except in connection with the subscription for shares of Class D Common Stock by the Key Individual in connection with the closing of the BCA Transaction as contemplated by the BCA or as contemplated under Section 4.3(d).

(d) The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”) or any committee thereof that is empowered with the foregoing right by the Board. The Board or any such committee thereof is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 4.2 Preferred Stock.

(a) The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate (including any certificate of designation relating to such series).

Section 4.3 Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock, the Class C Common Stock and the Class D Common Stock are as follows:

(a) Voting Rights.

(i) Except as otherwise expressly provided in this Amended and Restated Certification or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(ii) Except as otherwise expressly provided in this Amended and Restated Certificate or as provided by law, each holder of record of Class C Common Stock, as such, shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class C Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(iii) Except as otherwise expressly provided in this Amended and Restated Certificate or as provided by law, each holder of record of Class D Common Stock, as such, shall be entitled to 11.2663 votes for each share of Class D Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class D Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(iv) Except as otherwise expressly provided in this Amended and Restated Certificate or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(v) Notwithstanding the foregoing provisions of this Section 4.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Amended and Restated Certificate with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (v) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.

(b) Dividends and Distributions.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Class C Common Stock. Except as contemplated by Section 4.3(b)(iv) of this Amended and Restated Certificate, dividends and other distributions shall not be declared or paid on the Class C Common Stock.

(iii) Class D Common Stock. Except as contemplated by Section 4.3(b)(iv) of this Amended and Restated Certificate, dividends and other distributions shall not be declared or paid on the Class D Common Stock.

(iv) Notwithstanding anything to the contrary in the preceding subsections (i)-(iii), dividends may be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.

(c) Liquidation, Dissolution or Winding Up.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled, the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (A) the holders of shares of the Class C Common Stock, in their capacity as such, shall be entitled to receive the par value of such shares of Class C Common Stock and (B) the holders of shares of the Class D Common Stock, in their capacity as such, shall be entitled to receive the par value of such shares of Class D Common Stock, in each case Ratably on a per share basis with the Participating Shares until such par value per share has been paid and thereafter the holders of Class C Common Stock and Class D Common Stock, in each case in their capacity as such, shall not be entitled to any further payments or distributions in respect of such shares of Class C Common Stock or Class D Common Stock. Other than as set forth in the preceding sentence, the holders of shares of the Class C Common Stock and Class D Common Stock, in their capacity as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Amended and Restated Certificate, scheme, plan, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(e) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

ARTICLE V
CERTAIN MATTERS RELATING TO TRANSFERS

Section 5.1 Mandatory Redemption of Shares of Class C Common Stock.

(a) Concurrently with the issuance or transfer of any shares of Class A Common Stock to a holder of ExchangeCo Exchangeable Shares (a “Selling Shareholder”) upon the redemption, retraction or sale to ExchangeCo or CallCo, as applicable, of any ExchangeCo Exchangeable Shares held by such Selling Shareholder pursuant to the terms of the ExchangeCo Governing Documents and/or the Exchange Agreement, an equivalent number of shares of Class C Common Stock held by such Selling Shareholder shall, automatically and without further action on the part of the Corporation or any holder of shares of Class C Common Stock (including such Selling Shareholder), be redeemed by the Corporation at the par value of such shares and retired.

(b) If, in accordance with the terms of the BCA, any ExchangeCo Exchangeable Shares held by the Escrow Agent on behalf of a Selling Shareholder are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares of Class C Common Stock held by such Selling Shareholder, or by the Escrow Agent on behalf of such Selling Shareholder, equal to the number of such ExchangeCo Exchangeable Shares that are so forfeited and cancelled shall, automatically without further action on the part of the Corporation or any such holder, be redeemed by the Corporation at the par value of such share and retired.

Section 5.2 Mandatory Redemption of Shares of Class D Common Stock.

(a) Upon the Transfer (other than a Permitted Transfer or a Transfer in connection with the repurchase under the Key Individual Share Repurchase Agreement) by any Qualified Stockholder of any shares of Class A Common Stock or any ExchangeCo Exchangeable Shares, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such Transferred shares of Class A Common Stock or ExchangeCo Exchangeable Shares (as the case may be) shall, automatically without further action on the part of the Corporation, such Qualified Stockholder or any Class D Holder, be redeemed by the Corporation, on a Pro Rata Share basis among all of the Class D Holders, at the par value of such share and retired.

(b) Upon the death or Incapacity of the Key Individual, each share of Class D Common Stock then outstanding shall, automatically without further action on the part of the Corporation or the holder of any such shares, be redeemed by the Corporation at the par value of such share and retired.

(c) (i) If, in accordance with the terms of the BCA, any Seller Escrow Shares held by the Escrow Agent on behalf of the Key Individual are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such forfeited Seller Escrow Shares shall, automatically without further action on the part of the Corporation, the Key Individual or any Class D Holder, be redeemed by the Corporation, on a Pro Rata Share basis among all of the Class D Holders, at the par value of such share and retired.

(ii) If, in accordance with the terms of any executive employment agreement of the Key Individual (an “Employment Agreement”), any restricted Class A Common Stock issued to the Key Individual as part of his Initial Equity Award (as defined in the Employment Agreement) are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such forfeited Class A Common Stock shall, automatically without further action on the part of the Corporation, the Key Individual or any Class D Holder, be cancelled by the Corporation, on a Pro Rata Share basis among all of the Class D Holders.

(d) If any shares of Class D Common Stock are Transferred to a Qualified Class D Transferee in accordance with Section 5.4(b) and, following such Transfer, the transferee ceases to be a Qualified Class D Transferee, then immediately upon such transferee ceasing to be a Qualified Class D Transferee all of the shares of Class D Common Stock held by such former Qualified Class D Transferee shall forthwith (and in any event within 10 days) be Transferred back to the Key Individual, failing which such shares of Class D Common Stock shall, automatically without further action on the part of the Corporation or such transferee, be redeemed by the Corporation at the par value of such share and retired. If the Key Individual has died or has suffered an Incapacity (or such shares are otherwise not accepted by the Key Individual pursuant to the immediately preceding sentence), the shares of Class D Common Stock shall automatically without further action on the part of the Corporation or such transferee, be redeemed by the Corporation at the par value of such share and retired.

Section 5.3 Cancellation. Upon, and effective as of, the redemption of any shares of Class C Common Stock or Class D Common Stock in accordance with Section 5.1 or Section 5.2, such shares shall be cancelled and the holder of such shares shall cease to have any rights as a holder of such shares (including, without limiting the generality of the foregoing, the right to exercise any votes in respect of such shares) other than the right to receive from the Corporation the par value of such shares. Upon presentation by the holder to the Corporation of any certificates that, prior to the cancelation of such shares of Class C Common Stock or Class D Common Stock, as the case may be, represented shares of Class C Common Stock or Class D Common Stock so cancelled, the Corporation shall pay to such holder the par value to which such holder is entitled. Any shares that are redeemed by the Corporation in accordance with Section 5.1 or Section 5.2 shall not be disposed of out of treasury or otherwise reissued.

Section 5.4 Certain Restrictions on Transfer.

(a) No Transfer of shares of Class C Common Stock may be made unless (i) such Transfer is made to a Permitted Transferee and the Transferor concurrently Transfers to such Permitted Transferee an equal number of ExchangeCo Exchangeable Shares in accordance with the terms and conditions of the ExchangeCo Governing Documents, (ii) such Transfer is made to the Corporation in connection with the redemption of such shares in accordance with Section 5.1, (iii) such Transfer is in connection with any pledge or other encumbrance of shares of ExchangeCo Exchangeable Shares and a corresponding number of shares of Class C Common Stock pursuant to a bona fide financing transaction and a Transfer of any such shares results from any foreclosure thereon, (iv) such Transfer is a Permitted Transfer pursuant to clause (iii) of the definition thereof or (v) such Transfer is approved by the Board or a duly constituted committee thereof and the Transferor concurrently Transfers an equal number of ExchangeCo Exchangeable Shares to the Transferee in accordance with the terms and conditions of the ExchangeCo Governing Documents.

(b) No Transfer of shares of Class D Common Stock may be made unless:

(i) each of the following conditions are satisfied:

(A) such Transfer is made to (i) a Person of which the Key Individual owns and has control over 100% of the voting shares or (ii) a Permitted Transferee for so long as the Key Individual retains sole voting power over the Class D Common Stock held by such Permitted Transferee (a “Qualified Class D Transferee”);

(B) concurrent with such Transfer, the Transferor must transfer to the Transferee an equal number of shares of Class A Common Stock and/or ExchangeCo Exchangeable Shares; provided that if the Transferor transfers ExchangeCo Exchangeable Shares in connection with this clause (B), then it must also concurrently transfer an equal number of shares of Class C Common Stock to the Transferee; and

(C) the Transferor and the Transferee each provide an undertaking in favor of the Corporation that they shall ensure that the Transferee remains a Qualified Class D Transferee at all times that the Transferee owns any shares of Class D Common Stock; or

(ii) such Transfer is a Permitted Transfer pursuant to clause (iii) of the definition thereof; or

(iii) such Transfer is made to the Corporation in connection with the redemption of such shares in accordance with Section 5.2.

(c) Any Transfer of shares of Class C Common Stock or Class D Common Stock in violation of this Second Amended and Restated Certificate shall be void ab initio.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (other than the Class A Director (as defined below) or any other director who is elected by a particular class or series of stock of the Corporation), voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

ARTICLE VII
BOARD OF DIRECTORS

Section 7.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Amended and Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Election and Term.

(i) Except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board.

(ii) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be (such directors, the “Preferred Stock Directors”), the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director, as determined by the Board, shall be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold such shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”).

(iii) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, each director shall hold office until the expiration of the term for which such director shall have been elected and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv) Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

(v) No stockholder entitled to vote at an election for directors may cumulate votes.

Section 7.2 Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the expiration of the term for which such director shall have been elected and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 7.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Any or all of the directors (other than any Preferred Stock Director) may be removed, with or without cause, only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, provided, however, that the Class A Director may be removed, with or without cause, only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock as of any applicable record date established by the Board, voting together as a single class. In case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 7.2.

Section 7.4 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 7.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 7.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7.5 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;
ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Section 8.1 Consent of Stockholders in Lieu of Meeting. At any time when the Qualified Stockholders and their Permitted Transferees beneficially own, in the aggregate, more than 66.666% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (other than the Class A Director or any other director who is elected by a particular class or series of stock of the Corporation), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Bylaws and applicable law. At any time when the Qualified Stockholders and their Permitted Transferees beneficially own, in the aggregate, 66.666% or less of the voting power of the stock of the Corporation entitled to vote generally in the election of directors any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 8.2 Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board, the Chief Executive Officer or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

Section 8.3 Stock Ledger. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under the DGCL or this Amended and Restated Certificate), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION

Section 9.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article IX shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 9.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 9.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, member, manager, officer, employee or agent, or in any other capacity acting on behalf or at the request of the Corporation while serving as a director, member, manager, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 9.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e) The Corporation shall have the power to purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Amended and Restated Certificate.

ARTICLE X
DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
CORPORATE OPPORTUNITIES

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee who is a director (but not an officer or employee of the Corporation) (a “Covered Person”) solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, each Covered Person shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Corporation or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Corporation or any of its Subsidiaries, with no obligation to offer the Corporation or any of its Subsidiaries the right to participate therein. Nothing in this Amended and Restated Certificate, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which a Covered Person may be a party or the rights of any other party thereto restricting such Covered Person’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, neither the Corporation nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Covered Person that are not Excluded Opportunities, and the Corporation hereby waives and renounces any interest or expectancy therein.

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which a Covered Person may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) the engagement in competitive activities by any Covered Person in accordance with the provisions of this Article XI is hereby deemed approved by the Corporation, all stockholders and all Persons acquiring an interest in the stock of the Corporation, (ii) it shall not be a breach of any Covered Person’s duties or any other obligation of any type whatsoever of any Covered Person if a Covered Person engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Covered Person shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Covered Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a Covered Person or an Affiliate of Covered Person (other than the Corporation or any of its Subsidiaries) over which such Covered Person has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement to which a Covered Person may be party with the Corporation or any of its Subsidiaries, no Covered Person shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Corporation or any of its Subsidiaries or (y) be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Covered Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Covered Persons, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Covered Person may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Amended and Restated Certificate, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII
SEVERABILITY

If any provision of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIII
FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Amended and Restated Certificate (as it may be amended or restated) or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided that, for the avoidance of doubt, this provision, including any “derivative action”, shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV
AMENDMENTS

Except as otherwise expressly provided in this Amended and Restated Certificate in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Amended and Restated Certificate may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XV
DEFINITIONS

Section 15.1 Definitions. As used in this Amended and Restated Certificate, the following terms have the following meanings, unless clearly indicated to the contrary:

(a) “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto) or an equivalent or analogous provision of the laws of any jurisdiction other than the United States.

(b) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

(c) “Arrangement” has the meaning set forth in the BCA.

(d) “BCA” means that certain Business Combination Agreement, dated as of December 1, 2021, by and among the Corporation and Rumble, Inc., as the same may be amended, restated, supplemented or waived from time to time.

(e) “BCA Transaction” means the business combination transactions contemplated by the BCA.

(f) “CallCo” means 1000045707 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, and a Subsidiary of the Corporation.

(g) “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

(h) “Class D Holder” means a holder of shares of Class D Common Stock.

(i) “Effective Date” means the date of the filing and effectiveness of this Amended and Restated Certificate with the Secretary of State of the State of Delaware.

(j) “Escrow Agent” has the meaning set forth in the BCA.

(k) “Exchange” has the meaning given to such term in the Exchange Agreement.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exchange Agreement” means the Exchange and Support Agreement, dated on or about the Effective Date, by and among the Corporation, ExchangeCo, CallCo and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

(n) “ExchangeCo” means 1000045728 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, and a Subsidiary of the Corporation.

(o) “ExchangeCo Exchangeable Shares” means exchangeable shares of ExchangeCo, exchangeable for shares of Class A Common Stock pursuant to the terms of this Amended and Restated Certificate, the Exchange Agreement and the ExchangeCo Governing Documents.

(p) “ExchangeCo Governing Documents” means the articles of incorporation and the bylaws of ExchangeCo, dated as of December 6, 2021 as may be amended, restated or modified from time to time in accordance with the respective terms thereof.

(q) “Family Member,” with respect to any Person who is an individual, means;

(i) such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”);

(ii) any trust, family partnership or estate- or tax-planning vehicle the sole economic beneficiaries of which are such Person or such Person’s relatives;

(iii) the trustee, fiduciary, executor or personal representative of such Person with respect to any entity described in the immediately preceding clause (b); and

(iv) any limited partnership, limited liability company, corporation or other entity the governing instruments of which provide that such Person (or such Person’s relatives or executor) shall have the power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.

(r) “Incapacity” means, with respect to an individual, that (i) such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code and (ii) that such condition can be expected to result in death or has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made in a final and non-appealable judgment of a court of competent jurisdiction.

(s) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

(t) “Key Individual” means Chris Pavlovski.

(u) “Key Individual Share Repurchase Agreement” has the meaning set forth in the BCA.

(v) “Participating Shares” means (i) shares of Class A Common Stock and (ii) shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms of this Amended and Restated Certificate (including any certificate of designation adopted pursuant to the terms hereof), such shares are entitled to participate with Class A Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, shares of Class C Common Stock and Class D Common Stock shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the corporation, to the extent provided in Section 4.3(c)(ii).

(w) “Permitted Transfer” means any Transfer that is (i) made to a Permitted Transferee upon prior written notice to the Corporation, (ii) a transfer of shares of Class A Common Stock, Class C Common Stock or Class D Common Stock to the Corporation, including pursuant to Section 5.1(b), (iii) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the consummation of the BCA Transaction which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property; or (iv) in the case of ExchangeCo Exchangeable Shares, any Transfer that is expressly permitted under the terms of the Exchange Agreement or the ExchangeCo Governing Documents (other than under Section 3.10(e) of the Exchange Agreement or Section 16(e) of the share terms for such ExchangeCo Exchangeable Shares).

(x) “Permitted Transferee” means: (A) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person, or (iv) if such Person is a natural person, (a) by virtue of laws of descent and distribution upon death of such individual or (b) in accordance with a qualified domestic relations order; and (B) with respect to any Qualified Stockholder, (i) the Persons referred to in clause (A) with respect to such Qualified Stockholder and (ii) any Qualified Transferee of such Qualified Stockholder.

(y) “Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

(z) “Pro Rata Share” means, with respect to the redemption of any shares of Class D Common Stock held by a Class D Holder, that number of shares of Class D Common Stock (rounded up to the nearest whole number) equal to the quotient obtained when (a) the total number of shares of Class D Common Stock held by such Class D Holder is divided by (b) the total number of shares of Class D Common Stock held by all Class D Holders.

(aa) “Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust solely for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; (c) any Charitable Trust validly created by a Qualified Stockholder; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; and (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.

(bb) “Qualified Stockholder” means (i) the Key Individual, or (ii) a Qualified Transferee of the Key Individual.

(cc) “Qualified Transfer” means any Transfer of a share or shares of Common Stock:

(i) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder;

(ii) by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or

(iii) by a Qualified Stockholder to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors.

(dd) “Qualified Transferee” means a transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.

(ee) “Qualified Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

(ff) “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Amended and Restated Certificate or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

(gg) “Seller Escrow Shares” has the meaning set forth in the BCA, and shall include any Tandem Option Earnout Shares delivered to the Escrow Agent in accordance with Section 2.15(g) of the BCA.

(hh) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, at least 50% of (i) the total combined economic equity interests of such entity or (ii) the total combined voting power of all classes of voting securities of such entity (including by such Person’s direct or indirect control of the general partner, manager, managing member or similar governing body of such entity, as applicable); or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors, board of managers or similar governing body of such entity, or otherwise control such entity.

(ii) “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(jj) “Tandem Option Earnout Shares” has the meaning set forth in the BCA.

(kk) “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. Notwithstanding the preceding sentence, for purposes of this Amended and Restated Certificate, no Exchange of ExchangeCo Exchangeable Shares for any shares of Class A Common Stock of the Corporation not prohibited by the ExchangeCo Governing Documents or the Exchange Agreement shall constitute a “Transfer” hereunder. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

(ll) “Voting Control” (x) with respect to a share of Common Stock means the power, directly or indirectly (whether exclusive or, solely among Qualified Individuals, shared), to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.